FOR IMMEDIATE RELEASE

Contact:      Freddie M. Kotek
                    Chief Financial Officer
                    1845 Walnut Street
                    10th Floor
                    Philadelphia, PA 19103
                   (215) 546-5005
                   (215) 546-4785 (facsimile)

Atlas America, Inc. Announces
Additional Natural Gas Hedges through March 2007

PHILADELPHIA, PA - December 20, 2004 - Atlas America, Inc. (Nasdaq:ATLS) (the “Company”) announces that it has hedged 1.2 billion cubic feet, or bcf (.3 bcf per quarter) of natural gas (12% of projected production) at a price of $7.04 per thousand cubic feet, or mcf for the period from April 1, 2006 to March 31, 2007 through additional forward sales.

Additionally, the Company has added to its natural gas hedging position through March 2006. Including those hedges previously announced, the Company has hedged 3.9 bcf of natural gas (48% of projected production) for the fiscal year ending September 30, 2005 at a price of $6.67 mcf and 1.7 bcf of natural gas (38% of projected production) for the six months ending March 31, 2006 at a price of $6.83 per mcf. Total hedged production for the fiscal year ending September 30, 2005 and the six months ending March 31, 2006 has increased .6 bcf and .4 bcf, respectively, from the hedging position announced by the Company on August 24, 2004.

All of Atlas America’s hedges are physical hedges. The Company enters into hedging contracts for the total production it manages and then allocates the hedges to its partners and for its own account based on the proportional ownership of that production. The hedged volumes set forth in the previous paragraphs represent hedged volumes net to the Company’s interest. Atlas America owns approximately 33% of the total production hedged.

Atlas America, Inc. is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns 100% of the general partner of Atlas Pipeline Partners, L.P. (NYSE:APL) and owns an additional 1,641,026 subordinated units. APL owns and operates more than 3,300 miles of natural gas gathering pipelines in Oklahoma, Texas, Pennsylvania, New York and Ohio and a gas processing facility in Oklahoma. For more information, please visit our website at www.atlasamerica.com , or contact investor relations at pschreiber@atlasamerica.com.

Certain matter discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.